Exhibit 99.2

Reconciliation of non-GAAP financial information

The investor presentation included in this Form 8-K as exhibit 99.1 includes certain information not prepared in accordance with generally accepted accounting principals (“GAAP”). Non-GAAP information excludes items such as operating earnings and certain ratios based on operating earnings.

Operating earnings are net income adjusted to exclude the results of certain significant transactions or events not representative of on-going operations (“non-operating items”). Management believes operating earnings are an appropriate measurement of ongoing performance for comparability purposes. The following reconciles GAAP net income to operating earnings for the time periods presented in the investor presentation.

First Quarter
2003
Net income	$36,070
Merger integration and restructuring
Tax effect

After tax non-operating items	—

Operating earnings	$36,070

	First Quarter	Second Quarter	Third Quarter	Fourth Quarter	Year
2002
Net income	$33,938	$33,033	$29,123	$31,713	$127,807
Merger integration and restructuring	4,784		5,652		10,436
Tax effect	(1,674)		(1,978)		(3,652)

After tax non-operating items	3,110	—	3,674	—	6,784

Operating earnings	$37,048	$33,033	$32,797	$31,713	$134,591

	First Quarter	Second Quarter	Third Quarter	Fourth Quarter	Year
2001
Net income	$28,837	29,232	$30,653	$31,941	$120,663
Merger integration and restructuring	(633)			60	(573)
Tax effect	221			(21)	200

After tax non-operating items	(412)	—	—	39	(373)

Operating earnings	$28,425	29,232	$30,653	$31,980	$120,290

Operating earnings is used as the numerator to calculate operating return on average assets, operating return on average equity and operating earnings per share. Additionally, non-operating items are deducted from non-interest expense in the numerator of the operating efficiency ratio disclosed in the tables. The comparable information on a GAAP basis is also provided in the tables.

2002
Return on average assets	16.47%
Return on average equity	3.55%
Efficiency ratio	54.39%
Diluted earnings per share	$1.52

GAAP diluted earnings per share for each quarter presented in the investor presentation is as follows:

1Q’01	2Q’01	3Q’01	4Q’01	1Q’02	2Q’02	3Q’02	4Q’02	1Q’03
$.35	$.35	$.37	$.39	$.38	$.35	$.40	$.39	$.41